Exhibit 99.1
Hawthorn Bancshares Announces New Common Stock Repurchase Program

Jefferson City, MO — June 5, 2025 — Hawthorn Bancshares, Inc. (NASDAQ: HWBK), (the “Company”), the bank holding company for Hawthorn Bank, announced that its Board of Directors approved a new common stock repurchase program authorizing the repurchase of up to $10.0 million in market value of the Company’s common stock. The new common stock repurchase program replaces the Company’s prior common stock repurchase program.
Management was given discretion to determine the number and pricing of the shares to be purchased, as well as, the timing of any such purchases. The timing and total amount of stock repurchases will depend upon market and other conditions and may be made from time to time in open market purchases or privately negotiated transactions. The program has no termination date, may be suspended or discontinued at any time and does not obligate the Company to acquire any amount of common stock.
The repurchased shares will be held in treasury and may be used by the Company for general corporate purposes, including stock-based employee benefit plans and stock dividends. It is expected that the stock repurchases will be funded by cash generated through cash on hand, operations and other sources. At June 3, 2025, the Company had 6,946,656 common shares outstanding.
About Hawthorn Bancshares, Inc.
Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank, which has served families and businesses for more than 150 years. Hawthorn Bank has multiple locations, including in the greater Kansas City metropolitan area, Jefferson City, Columbia, Springfield, and Clinton.
Contact:
Hawthorn Bancshares, Inc.
Brent M. Giles
Chief Executive Officer
TEL: 573.761.6100
www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company disclaims any obligation to update any forward-looking statement or to publicly announce the results of any revisions to any of the forward-looking statements included herein, except as required by law.